FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 9, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Higher First Quarter
Production and Revenues; Earnings Down Due to Non-Cash Charge

Salt Lake City, May 9, 2013 – FX Energy, Inc. (NASDAQ: FXEN), today announced financial results for its first quarter ended March 31, 2013.  The Company reported a first quarter net loss of $11.4 million, or $(0.22) per share.  This compares to net income of $14.7 million, or $0.28 per share, for the first quarter of 2012.  Included in the Company’s quarterly results were noncash foreign exchange losses of $9.1 million in 2013 and gains of $14.5 million in 2012.

Polish Operations Drive Higher Production and Revenues

Total revenues for the first quarter of 2013 were $9.5 million.  This was up 11% over the $8.6 million of the 2012 first quarter.  Gains in both production and natural gas prices contributed to the increase.

Total net oil and gas production was 1,261 million cubic feet equivalent (Mmcfe) during the first quarter of 2013, a daily average of 14.0 Mmcfe/d.  First quarter 2012 production was 1,205 Mmcfe, a daily average of 13.2 Mmcfe/d. Production from our Kromolice-1, Sroda-4, and Kromolice-2, or KSK, wells increased by 256,000 thousand cubic feet of natural gas over 2012 first quarter levels, as first quarter 2012 production at KSK was constrained due to a pipeline bottleneck.  In addition, new production at our Winna Gora well combined with the KSK increase to offset production declines at our Zaniemysl and Roszkow wells.

Natural gas prices during the first quarter of 2013 were 19% higher than during the same period of 2012.  Natural gas production increased by 6% in the 2013 first quarter.  Together, these increases resulted in a 26% increase in natural gas revenues from quarter to quarter.  2013 first quarter natural gas revenues were $8.5 million, compared to $6.8 million during the same quarter of 2012, an increase of $1.7 million.  Unlike the U.S., demand for natural gas exceeds domestic Polish supplies and Poland imports most of the natural gas it uses.  Thus, natural gas pricing is driven by demand that exceeds domestic supply.  FX Energy has consistently cited the different natural gas pricing dynamics of Poland versus those in the U.S. as one of the reasons for the Company’s focus on Poland.

The average price received in Poland for the first quarter of 2013 was $7.18 per Mcf, compared to $6.03 per Mcf for the first quarter of 2012.  Zloty-denominated gas prices were 13.1% higher in the 2013 first quarter than in the same quarter of 2012.  In addition, period-to-period strengthening in the Polish zloty produced a higher U.S. dollar-denominated average price in the first quarter of 2013.

Lower oil prices and production dampened somewhat the effect of higher gas prices and production.  Oil revenues of $900,000 in the first quarter of 2013 were 22% lower than $1.2 million during the first quarter of 2012.  Oil prices averaged $76.46 per barrel in the first quarter of 2013, compared to $84.97 per barrel in the same quarter of 2012.  Currently all of the Company’s oil production is in the U.S.  This oil is a relatively heavy grade of crude and sells at a discount to the standard WTI price.

New Production Expected in Second Half

Clay Newton, FX’s Vice President Finance, remarked: “The Company expects production to begin at its Lisewo-1 and Komorze-3K wells during the second half of 2013.  Just as production from new wells and facilities in Poland has boosted recent results, we expect Lisewo-1 and Komorze-3K will provide similar benefits in the second half of this year.”

Operating Cash Reflects Higher Exploration Spending; Noncash Charges Continue to Vary

Net cash provided from operating activities was $4.5 million during the 2013 first quarter, down 3% from $4.7 million recorded during the first quarter of 2012.  Exploration expenses during the first quarter of 2013 were 115% higher than during the same quarter of 2012.  These higher costs were mostly offset by a reduction of year-end 2012 receivables.

The noncash foreign exchange loss of $9.1 million and the foreign exchange gain of $14.5 million for the first quarters of 2013 and 2012, respectively, are included in other income and expense.  These figures come primarily from recognition of gains and losses on U.S. dollar-denominated, intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary.  These are noncash gains and losses and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Thursday, May 9, 2013, at 4:30 PM EDT (2:30 PM MDT)

The Company will host a conference call and webcast May 9, 2013, to discuss 2013 first quarter results and update operational items at 4:30 p.m. Eastern Daylight Time.  Conference call information is as follows:  US dial-in-number: 888-427-9411; International dial-in-number: 719-325-2469; Passcode: 8125122. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those who are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$32,492	$33,990
Receivables:
Accrued oil and gas sales	4,084	3,447
Joint interest and other receivables	687	7,733
VAT receivable	1,401	1,136
Inventory	200	199
Other current assets	614	614
Total current assets	39,478	47,119

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	66,131	63,821
Unproved	2,237	2,337
Other property and equipment	11,072	10,717
Gross property and equipment	79,440	76,875
Less accumulated depreciation, depletion, and amortization	(20,670)	(19,786)
Net property and equipment	58,770	57,089

Other assets:
Certificates of deposit	382	382
Loan fees	1,173	1,364
Total other assets	1,555	1,746

Total assets	$99,803	$105,954

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	March 31,	December 31,
	2013	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,265	$8,532
Accrued liabilities	407	1,192
Current portion of long-term debt	7,000	7,000
Total current liabilities	14,672	16,724

Long-term liabilities:
Notes payable	33,000	33,000
Asset retirement obligation	1,516	1,431
Total long-term liabilities	34,516	34,431

Total liabilities	49,188	51,155

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of March 31, 2013, and December 31, 2012; no shares
Outstanding	--
Common stock, $0.001 par value, 100,000,000 shares authorized		--
as of March 31, 2013, and December 31, 2012; 53,415,522
and 53,246,620 shares issued and outstanding as of
March 31, 2013, and December 31, 2012, respectively	53	53
Additional paid-in capital	223,896	222,513
Cumulative translation adjustment	23,903	18,027
Accumulated deficit	(197,237)	(185,794)
Total stockholders’ equity	50,615	54,799

Total liabilities and stockholders’ equity	$99,803	$105,954

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2013	2012
Revenues:
Oil and gas sales	$9,446	$7,923
Oilfield services	42	659
Total revenues	9,488	8,582
Operating costs and expenses:
Lease operating expenses	876	872
Exploration costs	6,371	2,964
Oilfield services costs	132	639
Depreciation, depletion, and amortization	1,316	926
Accretion expense	22	16
Stock compensation	689	551
General and administrative costs	1,824	1,891
Total operating costs and expenses	11,230	7,859
Operating income (loss)	(1,742)	723

Other income (expense):
Interest expense	(628)	(619)
Interest and other income	52	84
Foreign exchange gain (loss)	(9,125)	14,492
Total other income (expense)	(9,701)	13,957

Net income (loss)	$(11,443)	$14,680

Basic and diluted net income (loss) per common share	$(0.22)	$0.28

Basic weighted average number of shares
outstanding	52,704	52,221

Diluted weighted average number of shares
outstanding	52,704	52,291

Other comprehensive income (loss):
Foreign currency translation adjustment	5,876	(9,567)
Comprehensive income (loss)	$(5,567)	$5,113

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(11,443)	$14,680
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	1,316	926
Accretion expense	22	16
Property impairment	207	--
Amortization of bank fees	130	127
Stock compensation	689	551
Foreign exchange (gains) losses	9,110	(14,484)
Common stock issued for services	694	666
Increase (decrease) from changes in working capital items:
Receivables	5,765	2,711
Inventory	(1)	4
Other current assets	(14)	(90)
Accounts payable and accrued liabilities	(1,977)	(455)
Net cash provided by operating activities	4,498	4,652

Cash flows from investing activities:
Additions to oil and gas properties	(5,329)	(5,083)
Additions to other property and equipment	(192)	(178)
Net cash used in investing activities	(5,521)	(5,261)

Cash flows from financing activities:
Net cash provided by financing activities	--	--

Effect of exchange rate changes on cash	(475)	861

Net increase (decrease) in cash	(1,498)	252
Cash and cash equivalents at beginning of year	33,990	50,859

Cash and cash equivalents at end of period	$32,492	$51,111